Bank of America 100 North Tryon Street Charlotte, NC 28255 Tel 704.386.5000
February 20, 2002

Reporters May Contact:
Eloise Hale, Bank of America Corporation, 704.387.0013
eloise.hale@bankofamerica.com

Bank of America Prices Euro Offering

Charlotte & London -- Bank of America Corporation today priced a €1billion ($1.08 billions equivalent) in fixed-rate notes for distribution primarily in Europe.

The senior notes bear interest at 3 5/8 percent per annum, payable annually on March 3 with the first interest payment on March 3, 2004. The notes mature on March 3, 2008.

These notes will be sold through managers led by Banc of America Securities Limited and include Barclays Capital, BNP PARIBAS, Caboto IntesaBci, Credit Suisse First Boston, Deutsche Bank, Handelsbanken Capital Markets, ING, Rabobank International, Santander Central Hispano and The Royal Bank of Scotland. Closing is scheduled for March 3, 2003.

The debt issue is part of a shelf registration for corporate debt and other securities previously declared effective by the Securities and Exchange Commission. Bank of America intends to list the notes on the Luxembourg Stock Exchange.

Proceeds from the issue will be used for general corporate purposes.

Banc of America Securities Limited will act at stabilization agent. Stabilization will be conducted in accordance with applicable laws include FSA/IPMA.

Bank of America stock (ticker: BAC) is listed on the New York, Pacific, and London exchanges and certain shares are listed on the Tokyo stock exchange.

www.bankofamerica.com/newsroom

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